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                                                                       26(d)(10)

Enhanced Guarantee Choice Agreement
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This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions.

What does this agreement provide?

If you agree to participate in an Acceptable Allocation Program (AAP), we will provide a stronger guaranteed plan of insurance than normally available on this policy, subject to the agreement conditions listed below.

The stronger guaranteed plan of insurance will vary depending upon the AAP you choose.

What is the Acceptable Allocation Program?

For each AAP, we choose a specific group of sub-accounts and determine the proportion of all transactions that will be allocated to each of those subaccounts. You will have several AAPs from which to choose. From time to time we may change the AAPs which we offer.

What are the conditions required to keep this agreement in force?

All of the following conditions must be satisfied in order to keep this agreement inforce.

     (1) Premium Allocation. Premium allocations must conform to the percentages prescribed for the AAP you choose. You may not change the premium allocations while this agreement is in effect.
     (2) Subaccount Transfers. Transfers from one subaccount to another subaccount are not allowed.
     (3) Partial Surrenders. Partial surrenders must be allocated among the subaccounts in the AAP so that the portion of account value attributable to each subaccount immediately after the partial surrender is the same as it was immediately before the partial surrender.
     (4) Policy Loans. Policy loans must be allocated among the subaccounts in the AAP so that the portion of account value attributable to each subaccount immediately after the policy loan is the same as it was immediately before the policy loan.
     (5) Monthly Charges. All monthly charges under the policy will be assessed against the subaccounts in the AAP so that the portion of account value attributable to each subaccount immediately after the monthly charge is the same as it was immediately before the monthly charge.
     (6) Rebalancing. Once each quarter, we will rebalance your account value so that the portion of account value invested in each subaccount will conform to the proportion prescribed by the AAP you selected.

Can we change an AAP?

No. Once we establish an AAP, we will not change the subaccounts or the allocations of that AAP.

Can you change to a different AAP?

Yes. You may change to another AAP once every three policy years.

If you change to a different AAP, we will redetermine your guaranteed plan of insurance and adjust your policy if necessary. The redetermined plan may not be as strong as originally provided. However, it will always be stronger than if you had not chosen to participate in an Acceptable Allocation Program.

When we process your change request, we will reallocate the existing account value to the new AAP according to the allocation percentages that apply to that AAP. All future transactions will use the new AAP allocation percentages.

Is there a premium for this agreement?

No.

If this agreement is terminated, how will the policy be affected?

If you terminate this agreement, we will adjust your policy. The face amount and premium of the policy will remain unchanged, but the resulting plan of insurance may be different as a result of the policy adjustment. All policy adjustment limitations listed in the policy are applicable to this policy adjustment.

When does this agreement terminate?

This agreement will terminate on the earliest of:

     (1)  the date this policy is surrendered or terminated; or
     (2)  the date we receive your written request to cancel this agreement.

This agreement is effective as of the original policy date of this policy unless a different effective date is shown on page 1.

/s/ Dennis E. Prohofsky                         /s/ Robert L. Senkler
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Secretary                                       President

04-908 Enhanced Guarantee Agreement             Minnesota Life Insurance Company